SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 16, 2001

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On February 16, 2001, CSB Bancorp, Inc. released a quarterly report to shareholders that included its financial statements for the period ended December 31, 2000. A copy of the quarterly report to shareholders is attached to this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Exhibits
	99.1	Quarterly Report to Shareholders dated February 16, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: February 16, 2001	By: /s/ C. James Bess
C. James Bess Interim President and Chief Executive Officer

Exhibit 99.1

QUARTERLY REPORT

DECEMBER 31, 2000

CSB

CSB BANCORP, INC.

Stock Symbol csbb.ob

TO OUR SHAREHOLDERS

CSB Bancorp, Inc. completed the year 2000 with net income of $321,000. Although this represents a significant decrease from recent years, CSB has been confronted with, and successfully addressed, several issues during the year. One of the issues confronting financial institutions is managing the spread between asset yields and costs of deposits. CSB is pleased to report net interest income totaled $12.7 million, an increase of $690,000 over the previous year.

Management completed an extensive analysis of the $198.4 million loan portfolio during the year and, based on the results, has set aside an additional $6.1 million provision for potential loan losses. As you know in the letter I sent you dated January 4, 2001, we reported an increase in the allowance for loan and lease losses of $2.0 million for the fourth quarter. Based on our continuing review of the loan portfolio, the total provision for loan loss for the fourth quarter was $2.6 million, which resulted in an after tax effect on earnings of $1.7 million. These precautionary measures had a major impact on year 2000 earnings. However, Management believes this was necessary to maintain reserves sufficient to cover potential weaknesses in the portfolio.

Total assets amounted to $325.2 million at December 31, 2000. Deposits totaled $268.6 million and shareholders' equity ended the year at $31.5 million. The capital-to-asset ratio was 9.70%.

In reference to the Written Agreement, Management and the Board believe substantial progress has and is being made toward complying with the Agreement and improving the Company. You may be assured that Management and the Board will continue to work diligently for you, our Shareholders, to make CSB stronger and better than ever.

The Annual Meeting is scheduled for Wednesday, May 23, 2001, at 7 p.m. at the new Operations Building in Millersburg. We will look forward to seeing you there.

Thank you for your continuing support. If you should have any questions, please do not hesitate to contact me.

/s/ C. James Bess

C. James Bess

Interim President and Chief Executive Officer

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	DECEMBER 31
	2000 --------	1999 --------
Cash and due	$13,192	$10,783
Federal funds sold	2,660	2,484
Securities	96,550	105,387
Net loans	198,358	194,861
Premises & equipment, net	9,250	8,942
Other assets	5,202 --------	4,089 --------
TOTAL ASSETS	$325,212 =======	$326,546 =======
Deposits	$268,583	$269,939
Securities sold under agreements to repurchase	15,583	12,835
Other borrowings	8,465	9,710
Other liabilities	1,041 --------	860 --------
TOTAL LIABILITIES	$293,672 -----------	$293,344 -----------
SHAREHOLDERS' EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,388
Retained earnings	9,840	10,703
Treasury stock	(1,339)	(174)
Accumulated other comprehensive income	(49) --------	(389) --------
TOTAL SHAREHOLDERS' EQUITY	$31,540 ----------	$33,202 ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$325,212 =======	$326,546 =======

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	TWELVE MONTHS ENDED DECEMBER 31
	2000 --------	1999 --------
INTEREST INCOME:
Interest & fees on loans	$20,116	$17,715
Interest on securities	5,348	5,387
Other interest income	33 ----------	605 ---------
TOTAL INTEREST INCOME	$25,497 ----------	$23,707 ---------
INTEREST EXPENSE:
Interest on deposits	$11,221	$10,869
Other interest expense	1,561 ---------	813 ---------
TOTAL INTEREST EXPENSE	$12,782 ---------	$11,682 ---------
Net interest income	$12,715	$12,025
Less provision for loan losses	6,142 ---------	1,100 ---------
Net interest income after provision for loan losses	6,573	10,925
Total other income	2,019	2,064
Total other expense	9,191	7,574
Provision for (benefit from) income taxes	(920) ---------	1,149 ---------
NET INCOME	$321 =====	$4,266 =====
EARNINGS PER SHARE	$.12 =====	$1.61 =====

FINANCIAL HIGHLIGHTS

(000 OMITTED) EXCEPT SHARE DATA

	DECEMBER 31
	2000 --------	1999 --------
Assets	$325,212	$326,546
Net loans	198,358	194,861
Securities	96,550	105,387
Deposits	268,583	269,939
Shareholders' equity	31,540	33,202
Net income	321	4,266
Earnings per share	.12	1.61
Book value per outstanding share	12.02	12.45
*Quarterly price per share: High Low	23.00 15.00	36.00 30.75

*Includes transactions reported by market makers and private transactions, known to the Company.

KEY RATIOS

	DECEMBER 31
	2000 --------	1999 --------
Return on average assets	.10%	1.32%
Return on average equity	.98%	13.14%
Loan to deposit	76.63%	73.45%
Capital to assets	9.70%	10.17%

Copies of

CSB BANCORP, INC.

SEC Filings may be obtained by writing:

A. Lee Miller, CFO

CSB BANCORP, INC.

6 West Jackson Street

Millersburg, Ohio 44654

(800) 654-9015 or 330-674-9015